Exhibit 10.95

SEPARATION AGREEMENT

AND FULL AND FINAL RELEASE OF CLAIMS

This Separation Agreement and Full and Final Release of Claims (hereinafter referred to as “Agreement”) is made and entered into by and between Michael Sullivan (hereinafter referred to as “Employee”), and Borland Software Corporation (hereinafter referred to as the “Company” or “Borland”).

WHEREAS, Borland Software Corporation acquired Segue Software, Inc., (“Segue”) in a merger transaction (“the Merger”) that closed on April 19, 2006;

WHEREAS, Employee’s employment with the Company as Principal Accounting Officer is terminating on September 18, 2006 (the “Termination Date”), at which time all employee compensation and benefits shall cease, except provided herein;

WHEREAS, Employee and the Company desire to settle fully and finally any and all claims of Employee arising out of Employee’s employment with the Company and his termination therefrom;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, and to avoid unnecessary litigation, it is hereby agreed by and between the parties as follows:

1.	PAYMENTS. In consideration for this Agreement, the Company shall:

(a) The Company shall pay Employee a severance payment of Two Hundred Forty-One Thousand, Six Hundred and Sixty-Six Dollars ($241,666) minus applicable withholdings, payable six (6) months after your separation date (i.e., on March 19, 2007).

(b) Provided the Employee elects COBRA coverage, the Company shall pay COBRA premiums necessary to continue in the group health and dental insurance coverages for Employee and his dependents through September 18, 2007 or the date on which Employee first becomes enrolled in a new group health insurance program with another employer, whichever occurs first. Employee agrees to promptly notify the Borland Benefits Department at (831) 431-1654, in the event that he becomes enrolled in new group health insurance program.

(c) Provided the Employee elects to continue life insurance coverage, the Company shall pay the premium necessary to continue Three-Hundred and Fifty Thousand Dollars ($350,000) of life insurance coverage for a period of twelve (12) months following termination. The Employee must notify the Company in writing of his intent to continue life insurance coverage and complete the required application within 31 days of termination.

(d) The Company shall provide Employee with outplacement services from a provider selected by the Company in accordance with Company policy, and at the service level typically accorded by Company to its highest ranking executives.

(e) Borland will pay Employee the in-the-money dollar value of all unvested Segue stock options not already accelerated and paid out to Employee pursuant to the Merger Agreement between Borland and Segue Software, Inc. or pursuant to his vesting schedule following closing of the Merger as of the date hereof, less all applicable taxes and other withholdings as determined by the Borland payroll department, in the amount of Eighty-Seven Thousand Six Hundred Seventy Eight Dollars and Thirty-Nine Cents ($87,678.39) payable six (6) months after your separation date ( i.e., on March 19, 2007).

(f) Borland will pay Employee a retention bonus lump sum payment of One Hundred and Fifty Thousand Dollars ($150,000). Such payment shall be mailed to Employee in the next practical payroll run.

The above payments will be contingent on your signing and returning this Agreement on or before October 10, 2006 (the “acceptance deadline”) and not revoking the Agreement prior to the time it becomes effective.

2. NO OBLIGATION. Employee expressly acknowledges that upon receipt of the payments specified in Section 1 above, he will have been fully compensated for all payments and benefits whatsoever under (i) the Segue Software, Inc. Special Termination and Vesting Plan and any other similar severance or change of control plan and (ii) the employment

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agreement with the Company dated July 5, 2006 (the “Employment Agreement”) and any other retention, employment, consulting or other agreement, and he will have been fully compensated for all wages, payments and reimbursements due and owing to him, and all claims related to any wages, payments and reimbursements which may have been unpaid, or paid late, all attorney fees related to any such claims, and that he will have been fully compensated for work done as a result of his employment with or service to Borland, and all claims for attorney fees. Employee further acknowledges and agrees that he will cease to accrue vacation as of the Separation Date. The Employment Agreement is hereby terminated and is of no further force or effect, and Employee shall not be entitled to any further monetary payments, other remuneration or other benefits of any kind, including, but not limited to, any stock option grants, stock option vesting or other equity-based compensation from Borland or Segue Software, Inc. or from any other person or entity that acts or has acted on Borland or Segue’s behalf, other than as expressly set forth in this Agreement.

3. FULL AND FINAL RELEASE. Except with respect to obligations created by, arising out of, or confirmed by this Agreement, Employee, for himself and his respective legal successors and assigns, irrevocably and unconditionally releases, and forever discharges and acquits Borland and its respective current and former parent companies and predecessors, including without limitation Segue Software, Inc, and each of its and their respective divisions, subsidiaries, shareholders, officers, directors, current and former employees, insurers, attorneys, accountants, agents, affiliates, legal successors and assigns (all of whom are referred to throughout this Agreement as the “Released Parties or Release Parties”), from any and all charges, complaints, claims, causes of action, debts, demands, sums of money, controversies, agreements, promises, damages and liabilities of any kind or nature whatsoever, both at law and equity, known or unknown, suspected or unsuspected, anticipated or unanticipated (hereinafter referred to as “claim” or “claims”), arising from conduct occurring on or before the date of this Agreement, including without limitation any claims incidental to or arising out of Employee’s employment with the Company or the termination thereof. It is expressly understood by Employee that among the various rights and claims being waived in this release are those arising under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Civil Rights Act of 1866, the Family and Medical Leave Act, claims of age discrimination under the Age Discrimination in Employment Act, or any other federal, state or local law

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or regulation. This provision is intended by the parties to be all encompassing and to act as a full and total release of any claim, whether specifically enumerated herein or not, that Employee might have or has had, that exists or ever has existed on or to the date of this Agreement. Nothing contained in this Release shall alter Employee’s right (if any) to indemnification granted under the Company’s directors and officers liability insurance policies or Section 5.12 of the “Agreement and Plan of Merger by and between Borland Software Corporation, Beta Merger Sub, Inc. and Segue Software, Inc. dated February 7, 2006, subject to the terms and provisions set forth therein.

4. LEGAL REPRESENTATION. You understand and agree that you: 1) Have had the opportunity of a full have twenty-one (21) days within which to consider this Agreement before signing it, and that if you have not availed yourself of that full time period that you have failed to do so knowingly and voluntarily; 2) Have carefully read and fully understand all of the provisions of this Agreement; 3) Are, through this Agreement, releasing the Company and its officers, agents, directors, supervisors, employees, representatives, successors and assigns and all persons acting by, through, under, or in concert with any of them, from any and all claims you may have against the Company or such individuals; 4) Knowingly and voluntarily agree to all of the terms set forth in this Agreement; 5) Knowingly and voluntarily intend to be legally bound by the same; 6) Were advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of your choice prior to signing this Agreement; 7) Have a full seven (7) days following the execution of this Agreement to revoke this Agreement, and have been and hereby are advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired; 8) Understand that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Agreement is signed are not waived.

5. The parties understand the word “claim” or “claims” to include without limitation all actions, claims and grievances, whether actual or potential, known or unknown, related, incidental to or arising out of Employee’s employment with the Company and the termination thereof. All such claims, including related attorneys’ fees and costs, are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of a duty arising in contract or tort; any alleged unlawful act, any other claim or cause of action; and regardless of the forum in which it might be brought.

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6. NO OTHER CLAIMS. Employee represents that he will not file (or ask or allow anyone to file on his behalf), any charge, complaint, claim or lawsuit of any kind in connection with any claim released by this Agreement. This provision shall not apply, however, to any non-waivable charges or claims brought before any governmental agency. With respect to any such non-waivable claims, Employee agrees to waive his right (if any) to any monetary or other recovery should any governmental agency or other third party pursue any claims on Employee’s behalf, either individually, or as part of any collective action.

7. PROPRIETARY INFORMATION. Also in exchange for the consideration provided above, Employee acknowledges that in his position with Company, he may have obtained confidential business and proprietary information regarding which (i) relates to the business of the Company, or to the business of any customer or supplier of the Company; or (ii) is processed by the Company and has been created, discovered or developed by, or has otherwise become known to the Company that has commercial value to the business in which the Company is engaged. All said information is hereinafter called “proprietary information” and he agrees that he has not made and will not make any such information known to any member of the public; provided, however, this restriction shall not apply to any such information which is publicly available at the time of disclosure. At all times Employee will keep in confidence and trust all such proprietary information and will not use or disclose any such proprietary information or anything relating to it without the written consent of the Company. Employee hereby agrees that all proprietary information shall be the sole and exclusive property of the Company and its assigns. In addition, Employee agrees that, with the execution of this Agreement, he has returned to Company all confidential and proprietary information and all other Company property, as well as all copies or excerpts of any property, files or documents obtained as a result of his employment with Company. This paragraph is not intended to preclude Employee from testifying truthfully in any court of law or before an administrative agency, although Employee agrees that he will testify as to Company matters only if served with a lawfully executed subpoena.

8. NON-DISPARAGEMENT. Employee agrees that he has not and will not make statements to clients, customers, or suppliers of the Released Parties or to other members of the public that are in any way disparaging or negative towards the Released Parties, the

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Released Parties’ products or services, or the Released Parties’ representatives or employees. Employee agrees not to interfere with the Company’s relationship with current or prospective employees, suppliers, customers or investors. Employee further agrees that he will not hold himself out as an agent of the Company, or as having any authority to bind the Company.

9. NON-ADMISSION OF LIABILITY OR WRONGFUL CONDUCT. This Agreement and compliance with this Agreement shall not be construed as an admission by the Company or the Released Parties of any liability whatsoever, or as admission by the Company or the Released Parties of any violation of the rights of Employee, violation of any order, law, statute, duty or contract whatsoever. The Company specifically disclaims any liability to Employee for any alleged violation of the rights of Employee, or for any alleged violation of any order, law, statute, duty or contract on the part of the Company, or its employees or agents.

10. NO RELIANCE. The parties hereto represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by any of the parties or by any of the parties’ agents, attorneys or representatives with regard to the subject matter or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.

11. TAX CONSEQUENCES. Borland makes no representations or warranties with respect to the tax consequences of the payments provided to Employee or made on my behalf under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the payments made hereunder by Borland and any penalties or assessments thereon. All payments hereunder shall be subject to applicable taxes and other withholdings as determined by the Borland payroll department. Employee shall indemnify and hold Borland harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against Borland for any amounts claimed due on account of: (a) failure to pay or failure to withhold, or delayed payment of, federal or state taxes; or (b) damages sustained by Borland by reason of any such claims, including attorneys’ fees and costs.

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12. BINDING OF EMPLOYEE’S HEIRS. This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns. Employee expressly warrants that he has not transferred to any person or entity any rights or causes of action, or claims released by this Agreement.

13. SOLE AND ENTIRE AGREEMENT. With the exception of any agreement specifically named herein or any agreement with the Company pertaining to proprietary, trade secret, non-compete or other confidential information and/or the ownership of inventions, which by their terms apply after termination of employment, which shall remain in full force and effect and are unaffected by this Agreement, This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements and understandings, written or oral, between the parties hereto pertaining to the subject matter hereof. This Agreement may only be amended or modified by a writing signed by the parties hereto. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.

14. ARBITRATION. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement and your employment with Borland, you and Borland agree that any and all Claims, as previously defined, arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, your employment, or the termination of your employment (including, but not limited to, any Claims for compensation, benefits, stock or stock options, fraud or age, sex, race, disability or other discrimination or harassment), shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Boston, Massachusetts, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules, or by the American Arbitration Association under the applicable AAA employment rules. To determine the resolution of any disputes, as described above, the laws of the Commonwealth of Massachusetts shall apply, without regard to conflict of laws principles. By agreeing to this arbitration procedure, both you and Borland waive the right to resolve any such dispute through a

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trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or Borland would be entitled to seek in a court of law. Borland shall pay all arbitrator and arbitration administrative fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or Borland from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

15. SEVERABILITY. Should any provision of this Agreement, except Paragraph 3 or 4, be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be effected thereby and said illegal, unenforceable, or invalid term, part or provision shall be deemed not to be a part of this Agreement. If Paragraph 3 or 4 is found to be unenforceable, the parties agree to seek a determination by the arbitrator as to the rights of the parties, including whether Employee is entitled to

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retain the benefits paid to him under the Agreement. This Agreement may be executed in counterparts and each counterpart, when executed, shall have the efficacy of a second original. Photographic or facsimile copies of any such signed counterparts may be used in lieu of the original for any purpose.

Dated: 9/18/06	/s/ Michael Sullivan
Michael Sullivan

BORLAND SOFTWARE CORPORATION

Dated: 9/18/06	By:	/s/ Jonathan Schoonmaker
	Title:	SVP HR

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